June 13, 2025

Dear Steve Rusing,

Reference is hereby made to your employment offer letter dated March 5, 2025 (the “Offer Letter”) with Mattress Firm, Inc. (“MFI” or the “Company”). The Company hereby agrees to amend the terms set forth in the Offer Letter under the heading “Relocation” by replacing the language with the following:

Relocation
The Company has a flexible work environment. However, the executive team believes that in-person interactions are highly valuable. Accordingly, the Company will provide you with a one-time relocation payment of $500,000 to facilitate your move to Houston, Texas. The relocation payment will be paid to you upon your completed relocation to Houston, Texas.

Additionally, for a period of twelve months starting March 10, 2025, the Company will reimburse you for reasonable expenses incurred in connection with your travel to and from Houston, Texas. These expenses will be limited to first-class airfare, lodging and rental car expenses. Reimbursement requests must be submitted through Concur. Further, the Company will pay to you an additional amount as necessary to offset all income taxes, if any, incurred by you in connection with such reimbursed expenses.

All other terms and conditions set forth in the Offer Letter and its attachments are unchanged and remain in full force and effect.

Please indicate your acceptance of these revised terms of employment by signing below.

Mattress Firm, Inc.

By:     /s/ Maria Melendez
Name:     Maria Melendez
Title:     EVP, Human Resources

Acknowledged and agreed:

/s/ Steve Rusing
Steve Rusing

Date:         6/15/2025

3250 BRIARPARK DR, SUITE 400 | HOUSTON, TX 77042 | P 713.923.1090 | F 713.923.1096